Results of Shareholder Meeting (Unaudited)
At the special meeting of shareholders of MFS Investors Trust Series, which was held on November 1, 2001, all items were passed. The final results are as follows:
Item 1. To elect a Board of Trustees:
Number of Shares
Nominee                                    For        WithholdAuthority
Jeffrey L. Shames                    27,612,253.634    753,863.957
John W. Ballen                       27,613,326.363    752,791.228
Lawrence H. Cohn                     27,621,456.061    744,661.530
J. David Gibbons                     27,576,189.292    789,928.299
William R. Gutow                     27,610,147.440    755,970.151
J. Atwood Ives                       27,616,565.205    749,552.386
Abby M. O'Neill                      27,567,099.432    799,018.159
Lawrence T. Perera                   27,608,156.675    757,960.916
William J. Poorvu                    27,612,955.604    753,161.987
Arnold D. Scott                      27,618,975.346    747,142.245
J. Dale Sherratt                     27,626,053.882    740,063.709
Elaine R. Smith                      27,614,650.165    751,467.426
Ward Smith                           27,594,718.335    771,399.256
Item 2. To authorize the Trustees to adopt an amended and restated Declaration of Trust.
Number of Shares
For 26,589,319.532
Against 632,156.070
Abstain 1,144,641.989
Item 3. To amend or remove certain fundamental investment policies.
Number of Shares
For 26,525,338.501
Against 495,626.335
Abstain 1,345,152.755
Item 4. To approve a new investment advisory agreement with Massachusetts Financial Services Company.
Number of Shares
For 26,606,354.344
Against 592,229.662
Abstain 1,167,533.585
Item 5. To ratify the selection of the independent public accountants for the current fiscal year.
Number of Shares
For 27,030,714.018
Against 172,023.121
Abstain 1,163,380.452